EXHIBIT 3.1

AMENDMENT NO. 2

Adopted as of June 27, 2007

TO

SECOND AMENDED AND RESTATED BYLAWS

OF

PREMIERE GLOBAL SERVICES, INC.

Adopted as of March 15, 2006

Section 3.2 is hereby amended and restated as follows:

3.2        NUMBER, ELECTION AND TERM OF OFFICE. The number of directors of the Corporation shall be fixed by resolution of the Board of Directors from time to time and, until otherwise determined, shall be between three and ten; PROVIDED, HOWEVER, that no decrease in the number of directors shall have the effect of shortening the term of an incumbent director. Except as provided in Section 3.4, all directors of the Corporation shall be elected at each annual meeting of shareholders, or at a special meeting of shareholders called for purposes that include the election of directors, by a plurality of the votes cast by the shares entitled to vote and present at the meeting. Each director shall hold office until the next election of directors by the shareholders and until such director’s successor shall have been duly elected and qualified, except in the case of such director’s earlier death, retirement, disqualification, resignation or removal.